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                                                                     EXHIBIT 5.1

                        Letterhead of Dennis E. O'Reilly
                             Conexant Systems, Inc.
                               4311 Jamboree Road
                         Newport Beach, California 92660


                                 July 26, 2000


Conexant Systems, Inc.
4311 Jamboree Road
Newport Beach, CA 92660

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by Conexant Systems, Inc., a Delaware corporation (the "Company"), of the offer and sale by the Company of shares of common stock, par value $1 per share, of the Company (together with the associated Preferred Share Purchase Rights, the "Common Stock") issuable or deliverable upon the exercise of employee stock options (the "Options") originally issued by Sierra Imaging, Inc. under the Sierra Imaging, Inc. 1996 Stock Option Plan (the "Plan") that were amended to become options to purchase Common Stock, I advise as follows:

         I am Senior Vice President, General Counsel and Secretary of the Company. I have reviewed the Restated Certificate of Incorporation and By-Laws of the Company, each as amended to the date hereof, the Plan, the option agreements under the Plan, the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company under the Act with respect to the Common Stock to be issued or delivered upon exercise of the Options and the corporate proceedings taken by the Company in connection with the authorization of the Common Stock. I have also examined originals, or copies certified to my satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signature, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

         On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued shares of Common Stock delivered pursuant to the Plan will be, when so delivered and paid for in accordance with the Plan and relevant option agreements, duly authorized, validly issued, fully paid and non-assessable.

         I express no opinion herein as to any state securities law, laws other than the laws of the State of California, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the applicable reported judicial decisions related thereto) and the Federal laws of the United States.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the referenced to me under the caption "Legal Matters" in the Prospectus related to the Registration Statement.


                                             Very truly yours,


                                             /s/ DENNIS E. O'REILLY
                                             -----------------------------------
                                                 Dennis E. O'Reilly, Esq.
                                                 Senior Vice President
                                                 General Counsel and Secretary